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                                                                   Exhibit 5(a)

                                 August 25, 1997



Science Applications
International Corporation
10260 Campus Point Drive
San Diego, CA 92121

Gentlemen:

        I am the Senior Vice President and General Counsel of Science Applications International Corporation (the "Company"). As such, I have acted as your counsel in connection with the Prospectus of the Company covering the offer and sale by the Company of up to 6,000,000 shares of its Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") (the shares of Class A Common Stock being offered by the Company are hereinafter referred to as the "Company Shares"), which may be offered and sold directly by the Company to the trustee for the benefit of employees under the Bell Communications Research Savings and Security Plan and to the trustee for the benefit of employees under the Bell Communications Savings Plan for Salaried Employees (hereinafter referred to as the "Plans"). The Company Shares are being offered pursuant to prospectuses which constitutes a part of the Registration Statements on Form S-8 (the "Registration Statements") to be filed with the Securities and Exchange Commission (the "Commission") on August 26, 1997 under the Securities Act of 1933, as amended (the "Securities Act").

        I am generally familiar with the affairs of the Company. In addition, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statements, (ii) the Restated Certificate of Incorporation and Bylaws of the Company as currently in effect, (iii) resolutions adopted by the Board of Directors and the Operating Committee thereof relating to the filing of the Registration Statements and the issuance of the Company Shares thereunder, (iv) the Plans and (v) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies.

        Based upon and subject to the foregoing, I am of the opinion that:


        1. The Company Shares that are being issued pursuant to the Plans have been duly authorized for issuance.


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Science Applications
International Corporation
August 25, 1997
Page 2



        2. When certificates for the Company Shares to be issued to the Plans pursuant to the Registration Statements have been duly executed, delivered and paid for in accordance with the terms of the Plans, the Company Shares will be legally issued, fully paid and nonassessable.

        I hereby consent to the use of my name in the Registration Statements under the caption "Legal Opinion" and to the filing of this opinion as an exhibit to the Registration Statements. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.




                                          Very truly yours,

                                          /s/ Douglas E. Scott

                                          Douglas E. Scott
                                          Senior Vice President
                                          and General Counsel